Exhibit 99.1

Dorman Products, Inc. Reports Fourth Quarter and Fiscal 2020 Results

Highlights:

•	Dorman surpasses $1 billion in annual net sales in 2020 for the first time in company history.
•	Record quarterly net sales and earnings per share (“EPS”) driven by robust demand and strong execution.
•	Net sales of $301.2 million, up 26% as compared to $239.6 million in Q4 2019.
•	GAAP diluted EPS of $1.11, up 106% as compared to $0.54 in Q4 2019; adjusted diluted EPS* of $1.19, up 129% as compared to $0.52 in Q4 2019.
•	Dorman remains well-positioned to navigate the ongoing COVID-19 pandemic with a strong balance sheet and ample liquidity.

COLMAR, PA (February 22, 2021) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ:DORM), a leading supplier in the automotive aftermarket industry, today announced its financial results for the fourth quarter ended December 26, 2020.

Fourth Quarter Financial Results

The Company reported fourth quarter 2020 net sales of $301.2 million, up 26% as compared to net sales of $239.6 million in the fourth quarter of 2019. Record sales performance in the quarter was primarily organic and driven by strong customer demand.

Gross profit was $111.4 million in the fourth quarter of 2020, or 37.0% of net sales, compared to $78.3 million, or 32.7% of net sales, for the same quarter last year. Adjusted gross margin* was 37.0% in the fourth quarter of 2020 compared to 32.8% in the same quarter last year. Gross margin expansion was driven by improved efficiencies, as well as lower provisions for excess and obsolete inventory as part of the Company’s ongoing efforts to streamline its end-to-end supply chain processes. Additionally, the Company benefitted from the absence of certain charges that impacted gross margin in the prior year quarter, including increased customer return provisions and a charge related to historical underpayment of customs duties. These benefits were partially offset by increased freight costs due to global transportation and logistics constraints related to the ongoing COVID-19 pandemic.

Selling, general and administrative (“SG&A”) expenses were $65.5 million, or 21.7% of net sales, in the fourth quarter of 2020 compared to $56.4 million, or 23.5% of net sales, in the same quarter last year. Adjusted SG&A expenses* were $62.3 million, or 20.7% of net sales, in the fourth quarter of 2020 compared to $57.7 million, or 24.1% of net sales, in the same quarter last year. Approximately 440 basis points of the decrease in SG&A as a percentage of net sales was due to improved leverage from the $62 million increase in net sales as compared to the fourth quarter of 2019. Additionally, Dorman drove increased operational cost savings in the quarter from productivity improvements at our Portland, TN facility, which were offset by higher incentive compensation and employee stock purchase plan expenses.

Income tax expense was $10.0 million in the fourth quarter of 2020, or 21.8% of income before income taxes, compared to $4.2 million, or 19.5% of income before income taxes, recorded in the same quarter last year. The increase in the effective tax rate was due to increased state income tax and higher income of foreign entities included within the consolidated U.S. tax group.

Net income for the fourth quarter of 2020 was $36.0 million, or $1.11 per diluted share, compared to $17.5 million, or $0.54 per diluted share, in the prior year quarter. During the fourth quarter of 2020, we estimate a negative impact of $0.04 to diluted EPS for out-of-pocket costs related to COVID-19 pandemic, which was partially offset by reduced travel expenses. Adjusted net income* in the fourth quarter of 2020 was $38.3 million, or $1.19 per diluted share, compared to $16.8 million, or $0.52 per diluted share, in the prior year quarter.

Fiscal Year 2020 Financial Results

Fiscal 2020 net sales were $1,092.7 million, up 10% as compared to net sales of $991.3 million in fiscal 2019.

Net income for fiscal 2020 was $106.9 million, or $3.30 per diluted share, compared to $83.8 million, or $2.56 per diluted share, for the prior year. Adjusted net income* in fiscal 2020 was $111.6 million, or $3.45 per diluted share, compared to $86.8 million, or $2.65 per diluted share, for the prior year.

Kevin Olsen, Dorman Products’ President and Chief Executive Officer, stated, “I would like to start by thanking all of our Contributors, whose hard work and dedication to serving our customers drove another record-breaking performance this quarter and enabled us to exceed $1 billion in annual net sales for the first time in our history. We delivered record-high net sales and EPS during the fourth quarter, underscored by robust demand across all channels. To meet this strong volume, we continued to drive productivity improvements across our business and flexed our supply chain, which has been critical in light of global logistics challenges due to the ongoing COVID-19 pandemic. We also maintained our commitment to bringing innovative solutions to the aftermarket, as evidenced by a 24% increase in Heavy Duty net sales quarter-over-quarter and strong acceleration in the second half of 2020 of new product launches. We believe our financial position remains healthy and strong, and the actions we took this year, including adjusting our cost structure and investment spending, combined with our strong performance generated $152 million of operating cash flow in 2020, up 59% year-over-year.”

2021 Guidance

The COVID-19 situation remains uncertain and continues to evolve, and it is difficult to determine the full impact that the pandemic will have on overall demand and Dorman’s operations. Therefore, Dorman will not be providing guidance for the 2021 fiscal year at this time.

Mr. Olsen continued, “We are very pleased with our performance in 2020, however, the environment remains extremely fluid given the number of uncertainties regarding the COVID-19 pandemic, including new strains of the virus, freight and logistical challenges and the pace of vaccinations. However, we feel well-positioned for 2021. We will continue to execute on our strategic initiatives and we feel confident that this will result in continued strong organic growth and, combined with pursuing strategic acquisitions, will lead to long term shareholder value.”

Share Repurchases

Dorman repurchased 220,439 shares of its common stock for $20.6 million at an average share price of $93.40 during the fourth quarter of 2020. The Company has $207.1 million remaining under its current share repurchase authorization.

About Dorman Products

At Dorman, we give repair professionals and vehicle owners greater freedom to fix cars and trucks by focusing on solutions first. For over 100 years, we have been one of the automotive aftermarket’s pioneering problem solvers, releasing tens of thousands of replacement products engineered to save time and money and increase convenience and reliability.

Founded and headquartered in the United States, we are a global organization offering more than 81,000 distinct parts, covering both light-duty and heavy-duty vehicles, from chassis to body, from underhood to undercar, and from hardware to complex electronics. See our full offering and learn more at DormanProducts.com.

*Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures are included in the supplemental schedules attached.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the COVID-19 pandemic, net sales, diluted and adjusted diluted earnings per share, gross profit, gross margin, adjusted gross margin, SG&A, adjusted SG&A, income tax expense, income before income taxes, net income, cash and cash equivalents, indebtedness, liquidity, the Company’s share repurchase program, the Company’s outlook and distribution facility costs and productivity initiatives. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should,” “will” and “likely” and similar expressions identify forward-looking statements. However, the absence of these words does not mean the statements are not forward-looking. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors (many of which are outside of our control) which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to: (i) competition in the automotive aftermarket industry; (ii) unfavorable economic conditions; (iii) the loss or decrease in sales among one of our top customers; (iv) customer consolidation in the automotive aftermarket industry; (v) foreign currency fluctuations and our dependence on foreign suppliers; (vi) extending credit to customers; (vii) the loss of a key supplier; (viii) limited customer shelf space; (ix) reliance on new product development; (x) changes in automotive technology and improvements in the quality of new vehicle parts; (xi) inability to protect our intellectual property and claims of intellectual property infringement; (xii) quality problems with products after their production and sale to customers; (xiii) loss of third party transportation providers on whom we depend; (xiv) unfavorable results of legal proceedings; (xv) our executive chairman and his family owning a significant portion of the Company;(xvi) operations may be subject to quarterly fluctuations and disruptions from events beyond our control; (xvii) cyber-attacks; (xviii) imposition of taxes, duties or tariffs; (xix) the level of our indebtedness; (xx) exposure to risks related to accounts receivable; (xxi) the phaseout of LIBOR or the impact of the imposition of a new reference rate; (xxii) volatility in the market price of our common stock and potential securities class action litigation; (xxiii) losing the services of our executive officers or other highly qualified and experienced contributors; (xxiv) the inability to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully; (xxv) the effects of widespread public health epidemics, including COVID-19; and (xxvi) failure to maintain sufficient inventory to meet customer demand or failure to anticipate future changes in customer demands. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. For additional information concerning factors that could cause actual results to differ materially from the information contained in this press release, reference is made to the information in Part I, “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019, as amended, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 26, 2020 and the Company’s Annual Report on Form 10-K for the year ended December 26, 2020 that the Company expects to file later today. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release, including but not limited to any situation where any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

David Hession, SVP and Chief Financial Officer

dhession@dormanproducts.com

(215) 997-1800

Visit our website at www.dormanproducts.com. The Investor Relations section of the website contains a significant amount of information about Dorman, including financial and other information for investors. Dorman encourages investors to visit its website periodically to view new and updated information.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	Three Months Ended		Three Months Ended
(unaudited)	12/26/20	Pct.*	12/28/19	Pct. *
Net sales	$301,216	100.0	$239,567	100.0
Cost of goods sold	189,846	63.0	161,305	67.3
Gross profit	111,370	37.0	78,262	32.7
Selling, general and administrative expenses	65,455	21.7	56,362	23.5
Income from operations	45,915	15.2	21,900	9.1
Other income (expense), net	46	—	(111)	—
Income before income taxes	45,961	15.3	21,789	9.1
Provision for income taxes	10,010	3.3	4,241	1.8
Net income	$35,951	11.9	$17,548	7.3

Diluted earnings per share	$1.11		$0.54

Weighted average diluted shares outstanding	32,310		32,538

	Twelve Months Ended		Twelve Months Ended
(unaudited)	12/26/20	Pct.*	12/28/19	Pct. *
Net sales	$1,092,748	100.0	$991,329	100.0
Cost of goods sold	709,632	64.9	651,504	65.7
Gross profit	383,116	35.1	339,825	34.3
Selling, general and administrative expenses	249,743	22.9	233,997	23.6
Income from operations	133,373	12.2	105,828	10.7
Other income (expense), net	2,363	0.2	(21)	—
Income before income taxes	135,736	12.4	105,807	10.7
Provision for income taxes	28,866	2.6	22,045	2.2
Net income	$106,870	9.8	$83,762	8.4

Diluted earnings per share	$3.30		$2.56

Weighted average diluted shares outstanding	32,373		32,688

* Percentage of sales. Data may not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)	12/26/20	12/28/19
Assets
Current assets:
Cash and cash equivalents	$155,576	$68,353
Accounts receivable, less allowance for doubtful accounts of $1,260 and $957 in 2020 and 2019, respectively	460,878	391,810
Inventories	298,719	280,813
Prepaids and other current assets	7,758	13,614
Total current assets	922,931	754,590
Property, plant and equipment, net	91,009	101,837
Operating lease right-of-use assets	39,002	32,198
Goodwill	91,080	74,458
Intangible assets, net	25,207	21,305
Deferred tax asset, net	12,450	4,336
Other assets	38,982	52,348
Total assets	$1,220,661	$1,041,072
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$117,878	$90,437
Accrued compensation	19,711	9,782
Accrued customer rebates and returns	155,751	105,903
Other accrued liabilities	29,305	14,380
Total current liabilities	322,645	220,502
Long-term operating lease liabilities	37,083	29,730
Other long-term liabilities	3,555	13,297
Deferred tax liabilities, net	3,819	3,959
Commitments and contingencies
Shareholders' equity:
Common stock, par value $0.01; authorized 50,000,000 shares; issued and outstanding 32,168,740 and 32,558,168 shares in 2020 and 2019, respectively	322	326
Additional paid-in capital	64,085	52,605
Retained earnings	789,152	720,653
Total shareholders' equity	853,559	773,584
Total liabilities and shareholders' equity	$1,220,661	$1,041,072

Selected Cash Flow Information (unaudited):

	Three Months Ended		Twelve Months Ended
(in thousands)	12/26/20	12/28/19	12/26/20	12/28/19
Cash provided by operating activities	$6,247	$35,656	$151,966	$95,306
Depreciation, amortization and accretion	$9,763	$4,904	$32,307	$25,915
Capital expenditures	$3,389	$4,904	$15,450	$29,560

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, we have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Management uses these Non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating our performance. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that we believe are not related to our ongoing performance.

Adjusted Net Income:

	Three Months Ended		Twelve Months Ended
(unaudited)	12/26/20*	12/28/19*	12/26/20*	12/28/19*
Net income (GAAP)	$35,951	$17,548	$106,870	$83,762
Pretax acquisition-related intangible assets amortization [1]	802	633	3,205	2,502
Pretax acquisition-related transaction and other costs [2]	2,363	(1,715)	4,527	1,426
Pretax gain on equity method investment [3]	—	—	(2,498)	—
Noncash impairment related to equity method investment [4]	—	—	2,080	—
Tax adjustment (related to above items) [5]	(816)	333	(1,810)	(911)
Tax benefit for reversal of deferred tax liability for equity method investment [6]	—	—	(813)	—
Adjusted net income (Non-GAAP)	$38,300	$16,799	$111,561	$86,779

Diluted earnings per share (GAAP)	$1.11	$0.54	$3.30	$2.56
Pretax acquisition-related intangible assets amortization [1]	0.02	0.02	0.10	0.08
Pretax acquisition-related transaction and other costs [2]	0.07	(0.05)	0.14	0.04
Pretax gain on equity method investment [3]	—	—	(0.08)	—
Noncash impairment related to equity method investment [4]	—	—	0.06	—
Tax adjustment (related to above items) [5]	(0.02)	0.01	(0.06)	(0.03)
Tax benefit for reversal of deferred tax liability for equity method investment [6]	—	—	(0.03)	—
Adjusted diluted earnings per share (Non-GAAP)	$1.19	$0.52	$3.45	$2.65

Weighted average diluted shares outstanding	32,310	32,538	32,373	32,688

* Amounts may not add due to rounding.

See accompanying notes at the end of this supplemental schedule.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Adjusted Gross Profit:

	Three Months Ended		Three Months Ended
(unaudited)	12/26/20	Pct.**	12/28/19	Pct.**
Gross profit (GAAP)	$111,370	37.0	$78,262	32.7
Pretax acquisition-related transaction and other costs [2]	29	0.0	287	0.1
Adjusted gross profit (Non-GAAP)	$111,399	37.0	$78,549	32.8

Net sales	$301,216		$239,567

	Twelve Months Ended		Twelve Months Ended
(unaudited)	12/26/20	Pct.**	12/28/19	Pct.**
Gross profit (GAAP)	$383,116	35.1	$339,825	34.3
Pretax acquisition-related transaction and other costs [2]	927	0.1	674	0.1
Noncash impairment related to equity method investment [4]	2,080	0.2	—	—
Adjusted gross profit (Non-GAAP)	$386,123	35.3	$340,499	34.3

Net sales	$1,092,748		$991,329

Adjusted SG&A Expenses:

	Three Months Ended		Three Months Ended
(unaudited)	12/26/20	Pct.**	12/28/19	Pct.**
SG&A expenses (GAAP)	$65,455	21.7	$56,362	23.5
Pretax acquisition-related intangible assets amortization [1]	(802)	(0.3)	(633)	(0.3)
Pretax acquisition-related transaction and other costs [2]	(2,334)	(0.8)	2,002	0.8
Adjusted SG&A expenses (Non-GAAP)	$62,319	20.7	$57,731	24.1

Net sales	$301,216		$239,567

	Twelve Months Ended		Twelve Months Ended
(unaudited)	12/26/20	Pct.**	12/28/19	Pct.**
SG&A expenses (GAAP)	$249,743	22.9	$233,997	23.6
Pretax acquisition-related intangible assets amortization [1]	(3,205)	(0.3)	(2,502)	(0.3)
Pretax acquisition-related transaction and other costs [2]	(3,600)	(0.3)	(752)	(0.1)
Adjusted SG&A expenses (Non-GAAP)	$242,938	22.2	$230,743	23.3

Net sales	$1,092,748		$991,329

Adjusted Other Income (Expense):

	Three Months Ended		Three Months Ended
(unaudited)	12/26/20	Pct.**	12/28/19	Pct.**
Other income (expense) (GAAP)	$46	0.0	$(111)	(0.0)
Gain on equity method investment [3]	—	—	—	—
Adjusted other income (expense) (Non-GAAP)	$46	0.0	$(111)	(0.0)

Net sales	$301,216		$239,567

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

	Twelve Months Ended		Twelve Months Ended
(unaudited)	12/26/20	Pct.**	12/28/19	Pct.**
Other income (expense) (GAAP)	$2,363	0.2	$(21)	(0.0)
Gain on equity method investment [3]	(2,498)	(0.2)	—	—
Adjusted other income (expense) (Non-GAAP)	$(135)	(0.0)	$(21)	(0.0)

Net sales	$1,092,748		$991,329

* *Percentage of sales. Data may not add due to rounding.

[1] – Pretax acquisition-related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Such costs were $0.8 million pretax (or $0.6 million after tax) during the three months ended December 26, 2020 and $3.2 million pretax (or $2.4 million after tax) during the twelve months ended December 26, 2020 and were included in selling, general and administrative expenses. Such costs were $0.6 million pretax (or $0.5 million after tax) during the three months ended December 28, 2019, and $2.5 million pretax (or $1.9 million after tax) during the twelve months ended December 28, 2019 and were included in selling, general and administrative expenses.

[2] – Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions, adjustments to contingent consideration obligations, inventory fair value adjustments and facility consolidation expenses. During the three months and twelve months ended December 26, 2020, we incurred charges included in cost of goods sold for integration costs, severance, other facility consolidation expenses, inventory fair value adjustments and inventory transfer costs of $0.0 million pretax (or $0.0 million after tax) and $0.9 million pretax (or $0.7 million after tax), respectively. During the three months and twelve months ended December 26, 2020, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions as well as accretion expenses related to contingent consideration obligations of $2.3 million pretax (or $1.7 million after tax) and $3.6 million pretax (or $2.7 million after tax), respectively.

During the three months and twelve months ended December 28, 2019, we incurred charges included in cost of goods sold for integration costs, severance, other facility consolidation expenses, inventory fair value adjustments and inventory transfer costs of $0.3 million pretax (or $0.2 million after tax) and $0.7 million pretax (or $0.4 million after tax), respectively. During the three months ended December 28, 2019 in selling, general and administrative expenses, we realized a gain related to a fair value adjustment of contingent consideration, net of charges to complete and integrate acquisitions as well as accretion expenses related to contingent consideration obligations of $2.0 million pretax (and $1.7 million after tax). During the twelve months ended December 28, 2019, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions as well as accretion expenses related to contingent consideration obligations of $0.8 million pretax (or $0.4 million after tax), respectively.

[3] – Pretax gain on equity method investment results from the acquisition of the remaining outstanding shares of a previously unconsolidated entity. The estimated fair value of the net assets acquired was more than the carry value of our prior investment in the entity. Such gain was $2.5 million pretax (or $1.9 million after tax) during the twelve months ended December 26, 2020 and was included in other income (expense), net.

[4] – Noncash impairment related to equity method investment represents our share of an impairment recognized by an equity investment investee. The adjustment was $2.1 million (or $1.6 million after tax) during the twelve months ended December 26, 2020.

[5] – Tax adjustments represent the aggregate tax effect of all Non-GAAP adjustments reflected in the table above of $0.8 million during the three months ended December 26, 2020, $1.8 million during the twelve months ended December 26, 2020, $(0.3) million during the three months ended December 28, 2019, and $0.9 million during the twelve months ended December 28, 2019. Such items are estimated by applying our statutory tax rate to the pretax amount.

[6] – Tax benefit represents a reversal of a deferred tax liability related to an equity method investment which was converted to a consolidated subsidiary upon acquisition of the controlling interest. The benefit was $0.8 million during the twelve months ended December 26, 2020.